Exhibit 10(q)
TIM HORTONS INC.
EXECUTIVE ANNUAL PERFORMANCE PLAN
(As amended and restated effective September 28, 2009)
Most Recently Amended: November 6, 2013
1. Purpose. The purpose of the Executive Annual Performance Plan (the “Plan”) is to enhance the ability of Tim Hortons Inc., a corporation incorporated under the Canada Business Corporations Act (the “Company”) and its subsidiaries to attract, motivate, reward, and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s shareholders by providing additional compensation to designated key employees of the Company based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding Participants based on the performance of the Company and/or one or more of its Operating Units, and/or based on a Participant’s individual or collective performance.
2. Administration.
(i) The Plan shall be administered by the Committee and the CEO as provided herein. The Committee shall have full authority to: (A) establish the rules and regulations relating to the Plan, (B) interpret the Plan and those rules and regulations, (C) subject to Section 2(iii), determine the Performance Objectives of the Company, and/or one or more the Operating Units, and/or one or more Participants, (D) decide the facts in any case arising under the Plan, and (E) to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company, its shareholders and the Participants and their beneficiaries.
(ii) Subject to the authority and discretion of the Committee, the CEO shall have the full authority to determine: (A) the Participants in the Plan; (B) the Award opportunities for such Participants; and (C) whether such Award opportunities shall be based on: (I) the Performance Objectives of the Company, (II) a combination of the Performance Objectives of the Company and one or more Operating Units, and/or (III) the Performance Objectives of one or more individual Participants, subject to Section 2(iii) with respect to Strategic Performance Objectives of Executive Officers.
(iii) The CEO shall have the authority to set Strategic Performance Objective(s) for one or more Participants (other than the Chief Executive Officer), provided that such Strategic Performance Objective shall not be valued at more than 10% of such Participant’s total Award, without the prior approval of the Committee. In addition to the foregoing, in accordance with the Committee’s general oversight role, at the Committee meeting held to approve Performance Objectives in accordance with Sections 2 and 4 hereof, the Chief Executive Officer shall report to and review with the Committee, all Strategic Performance Objectives set for Participants that are Executive Officers. Any Strategic Performance Objectives shall not be formally communicated to Executive Officers until after the Committee has reviewed the Strategic Performance Objectives with the Chief Executive Officer in accordance with this Section 2(iii).
3. Eligible Employees. Generally, all Employees are eligible to participate in the Plan for any fiscal year. However, participation shall be limited to those Employees selected by the CEO, subject to the authority and discretion of the Committee, to participate in the Plan for each fiscal year, in accordance with Section 4.
4. Determination of Awards. For each fiscal year, the Committee shall establish the Performance Objectives of the Company and/or Operating Units and/or for one or more individual Participants, subject to CEO’s authority described in Section 2(iii). The CEO shall determine, subject to the authority and discretion of the Committee: (i) the Employees who shall be Participants during each fiscal year; (ii) whether Awards for each Participant shall be based solely upon the achievement of Performance Objectives of the Company, or on a combination of the achievement of Performance Objectives for the Company and/or one or more Operating Units, and/or the achievement of Performance Objectives of one or more individual Participants, subject to Section 2(iii) with respect to Strategic Performance Objectives of Executive Officers; (iii) the Award opportunities for each Participant, including the extent to which Awards will be payable for actual performance between each level of the Performance Objectives; and (iv) any adjustments described in Section 10 hereof. The CEO shall have sole authority to determine whether the Award opportunity for one or more Participants shall be based, in part, upon the achievement of a Strategic Performance Objective, and to set a Strategic Performance Objective for such Participant(s), provided that such Strategic Performance Objective shall not be valued at more than 10% of such Participant’s total Award without the prior approval of the Committee. In addition to the foregoing, at the Committee meeting held to approve Performance Objectives in accordance with Sections 2 and 4 hereof, the Chief Executive Officer shall report to and review with the Committee, all Strategic Performance Objectives set for Participants that are Executive

Officers. The CEO shall provide to the Committee, for consideration in accordance with its delegated authority from the Board, a schedule that indicates the Participants selected, their Award opportunities, and whether such Awards will be based on the Performance Objectives of the Company or a combination of the Company and/or one or more Operating Units and/or the individual Performance Objectives of such Participants and/or Strategic Performance Objectives, and any proposed adjustments as described in Section 10 hereof. The Company shall notify each Participant of the applicable Performance Objectives for such Participant and his or her corresponding Award opportunities for each fiscal year.
5. Payment of Awards. As soon as practicable after the determination of the Company’s and, if applicable, the Operating Units’ financial performance for a fiscal year, but no later than the 15th day of the third month following the end of such fiscal year, each Award to the extent earned shall be paid in a single lump sum cash payment, less applicable withholding taxes. Notwithstanding the foregoing, a Participant may elect to defer all or a portion of any Award that will otherwise become payable in accordance with this Section, if permitted pursuant to (and in accordance with) a deferred compensation plan adopted by, or an agreement entered into with, the Company or any of its subsidiaries.
6. Discretionary Bonuses. In addition to any Awards payable under Section 4, the CEO, after consultation with the Committee and subject to the authority and discretion of the Committee, shall have the authority to make additional cash incentive awards to any Employees selected by the CEO in amounts determined by the CEO. Any such Award shall be paid to the applicable employee no later than the 15th day of the third month following the end of the fiscal year in which the award is determined.
7. Termination of Employment.
(i) No Award or pro-rated portion of an Award for a fiscal year shall be payable to any Participant unless he or she is employed by the Company or one of its subsidiaries on the payment date for Awards payable in respect of the fiscal year, unless the Participant’s employment was terminated because of his or her (i) death, (ii) disability or (iii) Retirement, in which event the Participant will be entitled to a pro-rata portion (which shall be 100% if such termination occurs after the end of the fiscal year and prior to the payment date) of the Award otherwise payable in respect of that fiscal year, subject to the Committee’s discretion as set forth in Section 2 hereof, or the discretion of the CEO or the Chair of the Committee, as described in Section 7(ii) hereof, as applicable. For purposes of further clarity, without limiting the generality of the foregoing, even if a Participant is terminated without Cause or is otherwise found by a court of competent jurisdiction to have been wrongfully terminated prior to the payment date for Awards in respect of a fiscal year, the Participant will receive no pro-rated Award, and the notice or pay in lieu of notice that the Participant receives in connection with termination will not have any component for damages representing the amount of an Award over any period of notice and, further, the employee will not be eligible for an Award for such period.
(ii) The Chief Executive Officer of the Company shall have the discretion to determine, at any time prior to or after a termination of employment of a Participant who is not an Executive Officer, whether and, if applicable, the amount of any pro-rata portion of an Award that the CEO determines may be payable to such individual pursuant to Section 7(i), provided that the aggregate value of the pro-rata portion of the Award to which such Participant would be entitled does not exceed $500,000. The Chair of the Committee shall have this discretion for Participants who are not Executive Officers where the aggregate value of any pro-rata portion of an Award that the CEO determines may be payable to such Participant would exceed $500,000.
8. Misconduct. In the event that a Participant has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company or its subsidiaries, or (ii) breached any contract with or violated any fiduciary obligation to the Company or its subsidiaries, or (iii) engaged in unlawful trading in the securities of the Company or its subsidiaries or of another company based on information gained as a result of that Participant’s employment with, or status as a director to, the Company or its Subsidiaries, no Award or pro-rated portion of an Award for a fiscal year shall be payable to any such Participant, unless the Committee shall determine otherwise.
9. Change in Control. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control of the Company, the following provisions shall apply:
(i) The minimum Award payable to each Participant under Section 5 in respect of the fiscal year in which the Change in Control occurs shall be the greatest of:
(A) the Award or other annual bonus paid or payable to the Participant in respect of the fiscal year prior to the year in which the Change in Control occurs;
(B) the Award amount that would be payable to the Participant assuming that the Company achieved the target level of the Performance Objectives for such fiscal year; and
(C) the Award amount that would be payable to the Participant based on the Company’s actual performance and achievement of applicable Performance Objectives for such fiscal year through the date of the Change in Control.

(ii) Notwithstanding anything to the contrary contained herein, in the event that following the date of a Change in Control and prior to the payment date for Awards payable in respect of the fiscal year in which the Change in Control occurs a Participant’s employment is terminated by the Company and its subsidiaries without Cause or by the Participant for Good Reason, such Participant shall be entitled to receive the Award otherwise payable pursuant to the terms of the Plan in respect of that fiscal year as if he or she had remained in the employ of the Company through the payment date for Awards payable in respect of such fiscal year.
(iii) If a Participant’s employment is terminated by the Company and its subsidiaries without Cause prior to the date of a Change in Control but the Participant reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan provided a Change in Control shall actually have occurred.
10. Adjustments. The Committee or the CEO, subject to the authority and discretion of the Committee, may, at the time Performance Objectives are determined for a fiscal year, or at any time prior to the final determination of Awards in respect of such fiscal year, provide for the manner in which performance will be measured against the Performance Objectives or may adjust the Performance Objectives (or the Company’s performance against said Performance Objectives) to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes, and/or other extraordinary, nonrecurring, or special events or circumstances.
11. Designation of Beneficiary. In the event of a Participant’s death prior to full payment of any Award hereunder, unless such Participant shall have designated a beneficiary or beneficiaries in accordance with this Section 11, payment of any Award due under the Plan shall be made to the beneficiary or beneficiaries designated by the Participant under the Company’s basic life insurance program, or if no beneficiary has been designated under the basic life insurance program, the Participant’s designated beneficiary dies prior to receiving any payment of an Award or if such designation shall for any reason be illegal or ineffective, Awards payable under the Plan shall be paid to the Participant’s estate. A beneficiary designation under this Plan, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Benefits Department of the Company. If a beneficiary has been designated under this Plan and such beneficiary dies prior to receiving any payment of an Award or if such designation shall for any reason be illegal or ineffective, Awards payable under the Plan shall be paid to the Participant’s estate.
12. Amendment or Termination. The Board may amend or terminate the Plan at any time in its discretion; provided, however, that no amendment or termination of the Plan may affect any Award made under the Plan prior to that time; and provided further, however, that the Plan may not be amended or terminated through and including the fiscal year in which a Change in Control occurs (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, in either case provided that a Change in Control shall actually have occurred.
13. Recoupment Policy Relating to Performance-Based Compensation; Other Agreements. Notwithstanding anything to the contrary contained herein, any Award made under the Plan is subject to the Company’s (or an affiliate of the Company’s) right to reclaim, or require forfeiture of, such Award or payment or other amounts in connection with or settlement of such Award:

(i)	in the event of a financial restatement in accordance with the Company's Recoupment Policy Relating to Performance-Based Compensation adopted by the Board, as amended from time to time; or

(ii)
in accordance with the terms of any separate agreement, understanding, or arrangement between a Participant and the Company or any affiliate of the Company, including but not limited to any employment agreement, offer letter for initial employment, promotional letter setting forth the terms of a Participant’s promotion, change in control agreement, and/or post-employment covenant agreement.

14. Section 409A of the U.S. Internal Revenue Code. The Plan is intended to be exempt from the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly. Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant and none of the Company, its affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.
15. Miscellaneous Provisions
(a) Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Company or any of its subsidiaries.

(b) A Participant’s rights and interests under the Plan may not be assigned or transferred, except as provided in Section 10, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.
(c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.
(d) The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.
(e) Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Company or any of its subsidiaries or to remove the individual from the employment of the Company or any of its subsidiaries at any time, all of which rights and powers are expressly reserved.
(f) This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
16. Definitions.
(a) “Award” shall mean the cash incentive award earned by a Participant under the Plan for any fiscal year and/or any discretionary bonus described in Section 6 hereof.
(b) “Base Salary” shall mean the Participant’s annual base salary actually paid by the Company and/or any of its subsidiaries and received by the Participant during the applicable fiscal year. Annual base salary does not include (i) Awards under the Plan, (ii) long-term incentive awards, (iii) signing bonuses or any similar bonuses, (iv) imputed income from such programs as executive life insurance, or (v) nonrecurring earnings such as moving expenses, and is based on salary earnings before reductions for (I) such items as contributions under Sections 125 or 401(k) of the Code or to a registered retirement savings plan, or (II) any remuneration, award, grant, bonus or contribution made pursuant to any nonqualified deferred compensation plan or agreement or any retirement savings plans.
(c) “Board” shall mean the Board of Directors of the Company.
(d) “Cause” means:
(i)in the case of a Participant whose employment with the Company or an affiliate thereof is subject to the terms of an employment or change in control agreement between such Participant and the Company or affiliate, which employment or change in control agreement includes a definition of “Cause,” for purposes of termination, the term “Cause” as used in this Plan shall have the meaning set forth in such employment or change in control agreement during the period that such employment or change in control agreement remains in effect following a Change in Control; and
(ii)in all other cases, (a) intentional failure to perform reasonably assigned duties, (b) dishonesty or willful misconduct in the performance of duties, (c) intentional violation of Company or applicable affiliate policy, (d) involvement in a transaction in connection with the performance of duties to the Company or any of its affiliates which transaction is adverse to the interests of the Company or any of its affiliates and which is engaged in for personal profit, (e) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses) or (f) any other act, event or circumstance which would constitute just cause at law for termination of the Participant’s employment.
(e) “CEO” shall mean the Chief Executive Officer of the Company.
(f) “Change in Control” shall mean the occurrence during the term of the Plan of:
(i) An acquisition (other than directly from the Company) of any common shares or other voting securities of the Company entitled to vote generally for the election of directors (the “Voting Securities”) by any Person (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the Company’s then outstanding common shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, common shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (B) the Company or its Subsidiaries, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);
(ii) The individuals who, as of September 28, 2009, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least seventy percent (70%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or
(iii) The consummation of:
(A) A merger, consolidation, amalgamation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:
(1) the shareholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such Merger (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Merger;
(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Corporation; and
(3) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that immediately prior to such Merger was maintained by the Company or any Subsidiary, or (iv) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the Company’s then outstanding common shares or the combined voting power of the Company’s then outstanding Voting Securities, has Beneficial Ownership of thirty percent (30%) or more of the then outstanding common shares of the Surviving Corporation or the combined voting power of the Surviving Corporation’s then outstanding voting securities.
(B) A complete liquidation or dissolution of the Company; or
(C) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common shares or Voting Securities as a result of the acquisition of common shares or Voting Securities by the Company which, by reducing the number of common shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common shares or Voting Securities by the Company, and after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common shares or Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(h) “Committee” shall mean the Human Resource and Compensation Committee of the Board or such other committee of the Board appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.
(i) “Employee” shall mean any employee of the Company or any of its affiliates, subsidiaries or parent organization.
(j) “Executive Officer” shall mean an Employee designated as an “executive officer” by the Board from time to time or any Employee that reports directly to the CEO.
(k) “Good Reason” shall mean the occurrence after a Change in Control of any of the following events or conditions without the Participant’s express written consent:

(i) a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which, in the Participant’s reasonable judgment, does not represent a promotion from his or her status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect him or her to any of such positions, except in connection with the termination of his or her employment for disability, for Cause, as a result of his or her death or by the Participant other than for Good Reason;
(ii) a reduction by the Company in the Participant’s Base Salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time;
(iii) the Company’s requiring the Participant to be based at any place outside a 50-kilometer radius from the Participant’s business office location immediately prior to the Change in Control, except for reasonably required travel on the Company's behalf, or on behalf of a subsidiary of the Company's (or its successor's) business (or the business of any successor to the Company as the controlling voting shareholder (whether direct or indirect) of the Company) which is not materially greater than such travel requirements prior to the Change in Control;
(iv) the failure by the Company to continue to provide the Participant with compensation and benefits substantially similar (in terms of benefit levels and/or reward opportunities) to those provided for under the Participant’s Employment Agreement, if applicable, and those provided to him or her under any of the employee benefit plans in which the Participant becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by him or her at the time of the Change in Control;
(v) any material breach by the Company of any provision of the Participant’s Employment Agreement with the Company, if applicable; and
(vi) the failure of the Company to notify the Participant within the 30-day period following any transfer of business and assets to any other person by merger, consolidation, sale of assets or otherwise, that the Company has obtained a satisfactory agreement from a successor or assign of the Company to assume and agree to perform the Participant’s Employment Agreement with the Company, if any.
(l) “Operating Unit”, for any fiscal year, shall mean a division, Company subsidiary, affiliate, group, product line or product line grouping for which an income statement reflecting sales and operating income is produced.
(m) “Participant”, for any fiscal year, shall mean an Employee selected by the CEO, subject to the authority and discretion of the Committee, to participate in the Plan for such fiscal year.
(n) “Performance Objectives”, for any fiscal year, shall mean one or more financial performance objectives of the Company and/or Operating Unit(s) and/or one or more performance objectives of individual Participant(s), established by the Committee in accordance with Section 4, which may include threshold Performance Objectives, target Performance Objectives, maximum Performance Objectives, or other levels of achievement, depending on the nature and type of Performance Objective. Performance Objectives for the Company and/or Operating Unit(s) may be expressed in terms of earnings per share, earnings (which may be expressed as earnings before specified items), return on assets, return on invested capital, revenue, operating income, cash flow, total shareholder return or any combination thereof. Performance Objectives for individual Participant(s) may be expressed in terms of any financial or non-financial metric, target, goal or objective approved by the Committee or, subject to the authority and discretion of the Committee, the CEO, as applicable, for such Participant(s). Performance Objectives may be expressed as a combination of Company and/or Operating Unit(s) and/or individual Participant Performance Objectives, and may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.
(o) “Retirement” means (i) termination of employment after attaining age 60 with at least ten years of service (as defined in the Company’s qualified retirement plans) other than by (A) death; (B) disability; (C) for cause; or (D) without cause termination by the Company, unless the Company mutually agrees that such without cause termination shall be considered a “Retirement;” provided, however, that for any Participant who has reached the age of 55 and the completion of 10 years of continuous service with the Company and/or its subsidiaries as of November 5, 2008, the applicable age in (i) above shall be “55,” as opposed to age “60.” The foregoing proviso shall expire by its terms and be void and of no further force and effect on and as of November 5, 2013.

(n) “Strategic Performance Objective”, for any fiscal year, shall mean one or more Performance Objectives of individual Participant(s), established by the CEO in accordance with Section 4, which may be expressed in terms of any financial or non-financial metric, target, goal or objective approved by the CEO, and may be collective or individual. Strategic Performance Objectives may be expressed as a combination of Company and/or Operating Unit(s) and/or individual Participant Performance Objectives, and may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.